Exhibit 10.112
Second Amendment to the
DSH #2 Building Lease Agreement
This Second Amendment to the DSH #2 Building Lease Agreement (the “Second Amendment”) is made in Shanghai, People’s Republic of China, and effective as of November 15, 2010, by and between SHANGHAI KAI HONG TECHNOLOGY ELECTRONIC CO., LTD. (“DSH”) and SHANGHAI YUAN HOWE ELECTRONICS CO., LTD. (“Yuan Howe”). DSH and Yuan Howe are collectively referred to as the “Parties” and individually as a “Party”.
          In consideration of the mutual covenants contained in this Second Amendment, the Parties agree as follows:
1. Definitions
Unless otherwise defined in this Second Amendment, the terms used in this Second Amendment shall have same meaning and definition as stated in the previously agreed DSH #2 Building Lease Agreement (the “Agreement”) and the First Amendment to the DSH #2 Building Lease Agreement (the “First Amendment”).
2. The Extent of the Amendment
Except for those terms and conditions in the Agreement and/or the First Amendment as specifically stated for amendment in this Second Amendment, all other terms and conditions of the Agreement and/or the First Amendment shall remain unchanged and continue to be valid and effective.
3. Lease Period Amendment
Both Parties agree starting from November 1, 2010, DSH shall begin the actual usage of DSH #2 Building floor 4, which has an area of approximately 6,272 square meters. This Section 3 of the Second Amendment shall not be restricted or need to abide by the “Lease Period Amendment” terms in Section 3 of the previously agreed First Amendment.

4. Monthly Lease Fee
The monthly lease fee for DSH #2 Building floor 4 shall be calculated in accordance with the monthly lease per square meter price as specified in the Section 6 of the Agreement.
5. Effective Date of the Second Amendment
This Second Amendment shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on this Second Amendment.
6. Language of the Second Amendment
This Second Amendment is made and executed in both Chinese and English, both versions are equally valid and effective except as otherwise prohibited under the law.
7. Complete Understanding
This Second Amendment comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Second Amendment will be deemed to have been drafted by both Parties. No modification of this Second Amendment will be binding on either Party unless in writing and signed by an authorized representative of each Party.

Party A: Shanghai Kai Hong Party	B: Shanghai Yuan Howe Electronic

Technology Co., Ltd.	Co., Ltd.

Representative:	Representative:

Date:	Date: